UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Stage Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:_______________
2.	Aggregate number of securities to which transaction applies:_______________
3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_______________

4.	Proposed maximum aggregate value of transaction:_______________
5.	Total Fee Paid:_______________

☐  Fee paid previously with preliminary materials.
☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:_______________
2.	Form, Schedule or Registration Statement No.:_______________
3.	Filing Party:_______________
4.	Date Filed: ________________

______________________________________

STAGE STORES INC.

BEALLS    ■    PALAIS ROYAL    ■    PEEBLES    ■    STAGE

______________________________________

Notice of 2006
Annual Meeting
and
Proxy Statement

STAGE STORES INC.

BEALLS    ■    PALAIS ROYAL    ■    PEEBLES    ■    STAGE

10201 Main Street
Houston, Texas 77025

May 5, 2006

Dear Shareholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2006 Annual Meeting of Shareholders of Stage Stores, Inc. on Thursday, June 1, 2006, at 1:00 p.m. local time, in Houston, Texas. Information about the Annual Meeting is presented in the following pages.

The Annual Meeting will begin with a discussion and vote on the matters set forth in the accompanying Notice of 2006 Annual Meeting of Shareholders and Proxy Statement, followed by a discussion on any other business matters that are properly brought before the meeting.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning your Proxy Card in the enclosed envelope or by submitting your vote and proxy by telephone or by the Internet.

If you will need special assistance at the Annual Meeting because of a disability, please contact Bob Aronson, Vice President, Investor Relations, at (800) 579-2302.

Thank you for your continued support of Stage Stores, Inc. We look forward to seeing you on June 1st.

Sincerely,

James R. Scarborough
Chairman of the Board and Chief Executive Officer

i

EVERY SHAREHOLDER’S VOTE IS IMPORTANT.
PLEASE COMPLETE, SIGN, DATE AND RETURN
YOUR PROXY FORM, OR SUBMIT YOUR VOTE
AND PROXY BY TELEPHONE OR BY INTERNET,
AS SOON AS POSSIBLE.

ii

STAGE STORES INC.

BEALLS    ■    PALAIS ROYAL    ■    PEEBLES    ■    STAGE

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2006 Annual Meeting of Shareholders of Stage Stores, Inc. (the “Company”) will be held at the offices of the Company, 10201 Main Street, Houston, Texas 77025 on Thursday, June 1, 2006, at 1:00 p.m. local time. The shareholders will vote on the following matters:

1.	Election of eight directors for a term of one year;

2.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2006; and

3.	Action upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 5, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Michael E. McCreery
Executive Vice President,
Chief Financial Officer, and Secretary
Stage Stores, Inc.

May 5, 2006

In accordance with the Company’s security procedures, all persons attending the Annual Meeting must present an Admission Card and picture identification. If you are a shareholder of record and plan to attend the meeting in person, please bring the Admission Card you received in this proxy mailing with you to the meeting. For security purposes, bags and purses will be subject to search at the door.

iii

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by Stage Stores, Inc. (the “Company”) on behalf of the Board of Directors (the “Board”) for the 2006 Annual Meeting of Shareholders (the “Annual Meeting”) which will be held at the principal executive offices of the Company, 10201 Main Street, Houston, Texas 77025, on Thursday, June 1, 2006, at 1:00 p.m. local time. This Proxy Statement and Proxy Card are first being sent to the shareholders on or about May 5, 2006. The proxy will be voted at the Annual Meeting if the signer of the proxy or shareholder submitting his or her vote and proxy by telephone or by the Internet was a shareholder of record on April 5, 2006 (the “Record Date”).

VOTING
The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. On the Record Date, there were 26,613,717 shares of common stock, par value $0.01, outstanding and entitled to vote at the Annual Meeting. A list of the shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting for purposes relating to the Annual Meeting.

You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by completing, signing, dating and returning the enclosed Proxy Card in the envelope provided or by submitting your vote and proxy by telephone or by the Internet. Submitting your instructions by Proxy Card, by telephone, or by the Internet will not affect your right to attend the Annual Meeting and vote. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy, or by notifying the Inspectors of Election in writing of such revocation.

The representation in person or by proxy of a majority of the outstanding shares of common stock entitled to a vote at the Annual Meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Shares can only be voted if the shareholder is present in person or is represented by a properly signed proxy or by a vote and proxy submitted by telephone or by the Internet. Each shareholder’s vote is very important. Whether or not you plan to attend the Annual Meeting in person, please sign and promptly return the enclosed Proxy Card or submit your vote and proxy by telephone or by the Internet. All signed and returned proxies and votes and proxies submitted by telephone or by the Internet will be counted towards establishing a quorum for the Annual Meeting, regardless of how the shares are voted.

A shareholder of record on the Record Date may vote in any of the following four ways:

•	by toll-free number at 1-866-540-5760; or

•	by the Internet at http://www.proxyvoting.com/SSI; or

•	by completing and mailing the Proxy Card; or

•	by written ballot at the Annual Meeting.

If you vote by the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on May 31st, the day before the Annual Meeting. Your shares will be voted as you indicate. If you return your Proxy Card, but you do not indicate your voting preferences, the proxies will vote your shares FOR Items 1 and 2 and in their discretion for Item 3.

If your shares are held in a brokerage account in your broker’s name (this is called street name), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by mail, by telephone or by the Internet. Your shares should be voted by your broker or nominee as you have directed.

The Company will pass out written ballots to anyone who wants to vote at the Annual Meeting.

For additional information concerning the manner of proxy solicitation and voting, please see “Additional Information” on page 25 of this Proxy Statement.

MATTERS TO BE ACTED UPON

ITEM 1 - ELECTION OF DIRECTORS

INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

In General

At the Annual Meeting, eight Directors are to be elected to hold office until the 2007 Annual Meeting and until their successors have been elected and have qualified. Information concerning the eight nominees is set forth below. All nominees are currently Directors of the Company. The Board has determined that the following six directors satisfy the New York Stock Exchange’s definition of independence as well as the Company’s more stringent director independence guidelines: Scott J. Davido, Michael L. Glazer, John T. Mentzer, Margaret T. Monaco, William J. Montgoris and Sharon B. Mosse. The Company’s Corporate Governance and Nominating Committee recommended all of them for re-election. The Board knows of no reason why any nominee may be unable to serve as a Director.

Your Board of Directors recommends a vote FOR each nominee for Director set forth below.

The following information pertains to each nominee’s (i) age as of April 5, 2006, (ii) principal occupations for the past five years, and (iii) directorships in other public companies:

Name	Age	Positions Currently Held
James R. Scarborough	55	Chairman, Chief Executive Officer
Michael E. McCreery	57	Executive Vice President, Chief Financial Officer, Director
Scott J. Davido	44	Director, Chairman of Audit Committee
Michael L. Glazer	57	Director, Chairman of Compensation Committee
John T. Mentzer	54	Director, Chairman of Corporate Governance and Nominating Committee
Margaret T. Monaco	58	Director
William J. Montgoris	59	Director, Lead Independent Director
Sharon B. Mosse	55	Director

Mr. Scarborough has been Chairman of the Board since August 24, 2001. He joined the Company’s predecessor as President and Chief Executive Officer in August of 2000. He served as President of the Company until February 20, 2006. Between 1996 and 2000, Mr. Scarborough was President and Chief Executive Officer of Busy Body, Inc. Busy Body, Inc. filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas Houston Division on May 2, 2001.

Mr. McCreery has been a Director of the Company since August 24, 2001. He joined the Company’s predecessor as Executive Vice President and Chief Financial Officer in February of 2001. From 1998 to 2001, Mr. McCreery was Senior Vice President and Chief Financial Officer of Levitz Furniture Company.

Mr. Davido has been a Director since August 24, 2001. Since February 1, 2006, he has served as the Executive Vice President and Chief Financial Officer of Calpine Corporation. From April 1, 2004 until February 1, 2006, he served as Executive Vice President and President, Northeast Region, of NRG Energy, Inc. From October of 2002 until April 1, 2004, he served as Senior Vice President, General Counsel of NRG Energy, Inc. From March of 1999 to May of 2002, he served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of The Elder-Beerman Stores Corp.

Mr. Glazer has been a Director since August 24, 2001. Since August 2005, he has served as Managing Director of Team Neu, located in Pittsfield, Massachusetts. From May 1996 until August 2005, he served as President and Chief Executive Officer of KB Toys, Inc., which filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on January 14, 2004 and emerged from bankruptcy on August 29, 2005.

Mr. Mentzer has been a Director since August 24, 2001. Since January of 1994, he has been a professor of Business Policy in the Department of Marketing and Logistics at the University of Tennessee. Professor Mentzer is currently the Bruce Chair of Excellence in Business and Executive Director, Integrated Value Chain Forums. He is also President of JTM & Associates, a consulting firm.

Ms. Monaco has been a Director since June 3, 2004. She returned to the position of Principal of Probus Advisors, a management and financial consulting firm which she founded in June of 1993, in October of 2003. From April of 1999 until October of 2003, Ms. Monaco served as the Chief Operating Officer of KECALP Inc. and Merrill Lynch Ventures LLC. She was KECALP Inc.’s Chief Administrative Officer from April of 1998 until April of 1999. Ms. Monaco is also a Director of Barnes and Noble, Inc.

Mr. Montgoris has been a Director since June 3, 2004. He retired from Bear Stearns in June of 1999.  From June of 1996 until June of 1999, Mr. Montgoris served as Chief Operating Officer of Bear Stearns. From June of 1993 until June of 1996, he served as Chief Financial Officer of Bear Stearns.  Mr. Montgoris is a Trustee of five funds within The Reserve Funds family of money market mutual funds.

Ms. Mosse has been a Director since October 4, 2004. Since January of 2005, she has served as Chief Marketing Officer of Red Door Spa Holdings-Elizabeth Arden. From May of 2002 until January of 2005, Ms. Mosse served as President of Strategic Marketing Group, Inc., a marketing consulting firm which she founded in May of 2002. From May of 2000 until May of 2002, she served as Chief Marketing Officer for Barnes & Noble, Inc.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows information regarding beneficial ownership of the Company’s common stock by any person or entity who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding common stock as of April 5, 2006. As of April 5, 2006, there were 26,613,717 shares of common stock outstanding.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Paradigm Capital Management, Inc.	1,869,878	7.0%	(1)
Nine Elk Street
Albany, NY 12207

AXA Financial, Inc.	1,584,760	6.0%	(2)
1290 Avenue of the Americas
New York, NY 10104

Wellington Management Company, LLP	1,418,576	5.3%	(3)
75 State Street
Boston, MA 02109

(1) The information is based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006 by Paradigm Capital Management reporting on beneficial ownership as of December 31, 2005.  According to the filing, the reporting person has sole voting and investment power with respect to 1,869,878 shares.

(2) The information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by AXA Financial Inc. reporting on beneficial ownership as of December 31, 2005. In addition to AXA Financial, Inc., affiliates on the filing are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA. According to the filing, the reporting persons have sole voting power with respect to 820,286 shares and sole investment power with respect to 1,584,760 shares.

(3) The information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by Wellington Management, LLP reporting on beneficial ownership as of December 31, 2005. According to the filing, the reporting person has shared voting power with respect to 1,133,425 shares and shared investment power with respect to 1,418,576 shares.

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of the Company’s common stock that are beneficially owned as of April 5, 2006 by each of the Company’s Directors and each Named Executive Officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the Company’s Directors and executive officers as a group. As of April 5, 2006, there were 26,613,717 shares of common stock outstanding. Other than Mr. Scarborough, who owns approximately 5.7%, each Director and Named Executive Officer beneficially owns less than one percent of the Company’s outstanding common stock. All Directors and Executive Officers as a group (19 persons) own approximately 8.3% of the Company’s common stock. The table also includes information about stock options exercisable within 60 days, Deferred Stock Units and Performance Shares credited to the accounts of each Director and Named Executive Officer under various compensation plans.

Name	Common Stock		Stock Options Exercisable Within 60 Days	Deferred Stock Units (1)	Performance Shares (2)
James R. Scarborough	15,000		1,499,999	-	39,510
Michael E. McCreery	7,500		159,939	-	9,922
Dennis E. Abramczyk	-		37,500	-	7,329
Cynthia S. Murray	15,000	(3)	22,500	-	6,928
Ernest R. Cruse	-		-	-	7,406
Scott J. Davido	1,308		11,251	1,117	-
Michael L. Glazer	4,500		33,749	-	-
John T. Mentzer	900		33,749	2,031	-
Margaret T. Monaco	2,100		15,000	-	-
William J. Montgoris	1,972		15,000	-	-
Sharon B. Mosse	-		7,500	2,031	-
Walter S. Salmon	2,805		33,749	-	-

All Directors and Executive Officers as a group (19 persons)	55,585		2,161,919	5,179	95,206

Unless otherwise indicated by footnote, individuals have sole voting and investment power.

(1)
Deferred Stock Units (“DSU”) are held under the Stage Stores, Inc. 2003 Non-Employee Director Equity Compensation Plan. Each DSU is equal in value to a share of Company stock, but does not have voting rights. Individuals do not have investment power with respect to DSUs. The number of DSUs credited to a Director’s account will be adjusted, as appropriate, to reflect any stock split, any dividend paid in cash and any dividend payable in shares of Company stock. At the election of the Director upon termination of his or her service as a Director, the DSUs will be distributed to the Director either (i) in cash or (ii) in shares of Company stock.

(2)
Performance Shares are granted under the Stage Stores, Inc. Amended and Restated 2001 Equity Incentive Plan. These performance shares have a three-year performance period and the payout is contingent upon the relative performance of the value of the Company’s common stock versus a designated comparator group over the three-year period. Depending on actual shareholder return performance at the end of the three year performance period, the actual aggregate number of shares that could be issued ranges from zero to a maximum of two times the amount reflected. Performance shares earned for a given performance period will only be issued to a participant following the Compensation Committee’s review and certification of the actual performance results for the applicable performance period.

(3)	Represents shares of non-vested stock grant with a three-year cliff vesting on August 2, 2007.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES

In General

The Board currently consists of nine Directors, seven of whom are Independent Directors as that term is defined under NYSE (Company’s common stock) and NASDAQ (Company’s warrants) listing standards and the Company’s Corporate Governance Guidelines, and two of whom are not Independent Directors by virtue of the fact that they are the Company’s Chief Executive Officer and Chief Financial Officer, respectively.

After five years of dedicated service to the Company as a Director, Walter Salmon, having reached the mandatory retirement age of 75 under the Company’s Corporate Governance Guidelines, is not standing for reelection to the Board at the Annual Meeting. On January 3, 2006, the Board retained the services of Spencer Stuart to assist it in the recruitment of a new Director. Several potential candidates have been identified and the search process is ongoing.

Corporate Governance

Corporate Governance Guidelines. The Board has adopted written Corporate Governance Guidelines (the “Governance Guidelines”) to assist the Board in the exercise of its corporate governance responsibilities. The purpose of the Governance Guidelines is to provide a structure within which Directors and the Company’s management can monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing shareholder value over the long term. The Governance Guidelines are available on the Company’s website at www.stagestoresinc.com. They can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Corporate Governance Guidelines.”

Director Independence. As seven of the Company’s nine Directors are Independent Directors, the Board has satisfied the Governance Guidelines requirement that a majority of the Directors must be Independent Directors and that no more than two of the Company’s executive officers may serve on the Board at the same time. For a Director to be considered an Independent Director, the Board must determine that the Director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist it in determining Director independence, which are more stringent than the independence requirements of the New York Stock Exchange’s listing standards. The Company’s independence guidelines are set forth in Article III.C. of the Governance Guidelines at pages 3-5.

All members of the Audit, Compensation, and Corporate Governance and Nominating Committees must be, and they are, Independent Directors, as defined by the Governance Guidelines. Members of the Audit Committee must also satisfy, and they do satisfy, a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than their Directors’ compensation.

Lead Independent Director. The Governance Guidelines provide that if the Chairman of the Board is not an Independent Director, the Independent Directors must appoint a Lead Independent Director. Since Mr. Scarborough, the Chairman of the Board, is not an Independent Director, the Independent Directors have appointed Mr. Montgoris as the Lead Independent Director. The Lead Independent Director is required to perform the following duties:

•	Coordinate the activities of the Independent Directors;

•	Provide the Chairman of the Board with input on agendas for the Board and Board committee meetings;

•	Coordinate and develop the agenda for, and chair executive sessions and other meetings of, the Independent Directors;

•	Facilitate communications between the Chairman of the Board and the other members of the Board, including communicating other members’ requests to call special meetings of the Board;

•	Discuss the results of the Chief Executive Officer’s performance evaluation with the Chairman of the Compensation Committee; and

•	Convey to the Chief Executive Officer, together with the Chairman of the Compensation Committee, the results of the Chief Executive Officer’s performance evaluation.

Code of Ethics for Senior Officers. The Board, in order to promote ethical conduct in the practice of financial management throughout the Company, has adopted a Code of Ethics for Senior Officers (the “Code”). The Company believes that, in addition to the Chief Executive Officer, the Chief Financial Officer and the Controller each holds an important and elevated role in corporate governance. The Code is designed to deter wrongdoing and provides principles to which the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions are expected to adhere and advocate. These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to the shareholders, the public and others who have a stake in the Company’s continued success and reputation for excellence. The Code is available on the Company’s website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Code of Ethics for Senior Officers.” The Company intends to disclose future amendments to certain provisions of the Code, or waivers of such provisions granted to Directors and executive officers, if any, on its website within four business days following the date of such amendment or waiver or as otherwise may be required by the SEC.

Code of Ethics and Business Conduct. The Board has also adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which is the basic set of policies and procedures governing the behavior of all Directors, executive officers, and other employees of the Company (each employee an “Associate” and collectively the “Associates”) in conformance with Section 303A.10 of the NYSE Listed Company Manual and NASDAQ Rule 4350(n). It is the Company’s policy to adhere to the highest standards of business ethics in all of its business activities. When Associates are engaged in any activity concerning the Company, its customers, competitors, suppliers, other Associates, shareholders or the general public, they must maintain standards of uncompromising integrity and conduct themselves in a professional manner with a positive, supportive attitude about the Company. The Code of Ethics is available on the Company’s website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Code of Ethics and Business Conduct.” The Company intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions granted to Directors and executive officers, if any, on its website within four business days following the date of such amendment or waiver or as otherwise may be required by the NYSE, NASDAQ or the SEC.

Non-Accounting Complaints. The Company has established procedures to enable anyone who has a concern about a violation of the Code of Ethics and Business Conduct or any other Company policy to report that concern through normal Company channels or anonymously. An Anonymous Ethics Hotline is maintained by an independent third party and is available 24 hours a day, 7 days a week.

Accounting Complaints.  The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. These procedures, which are incorporated into the Company’s Code of Ethics and Business Conduct, (i) set forth a statement about the Company’s commitment to comply with the laws; (ii) encourage employees to inform the Company of conduct amounting to a violation of the applicable standards; (iii) describe prohibited conduct; (iv) set forth compliance procedures that employees can easily use, including making anonymous complaints, and (v) provide assurances that there will be no retaliation for reporting suspected violations.

Stock Ownership by Directors

The Board believes that Directors should be shareholders and have a financial stake in the Company in an amount that a Director deems appropriate. While the Board does not believe it appropriate to specify the level of stock ownership for individual Directors, it is expected that each Director will develop and maintain a stock position in the Company with an original investment of at least $50,000 (the “Original Investment”). In determining whether the Director has achieved the Original Investment, the Director can include (i) a Director’s tax basis in any stock acquired by the Director in open market purchases, and (ii) the amount of any Director fees which the Director has designated to be used for the acquisition of non-vested stock or Deferred Stock Units under the Company’s 2003 Non-Employee Director Equity Compensation Plan. Directors have three years from the date of their initial election to the Board to achieve the Original Investment.

Directors Meetings

Board Meetings. The Board held four regular and three special meetings during 2005. During 2005, no current Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and of meetings held by committees of the Board on which he or she was a member. In addition to regularly scheduled meetings, a number of Directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

Executive Sessions. As described in the Governance Guidelines, the Independent Directors meet in regularly scheduled executive sessions without members of the Company’s management.

Annual Meeting. It is the Board’s policy that Directors should attend the Company’s annual meeting of the shareholders absent exceptional cause. Last year, all Directors attended the annual meeting of shareholders.

Standing Committees

The Board has the following standing committees: Audit, Compensation, and Corporate Governance and Nominating. Each committee operates under a written charter which is periodically reviewed by the respective committee and the Corporate Governance and Nominating Committee.

Audit Committee

In General. The members of the Audit Committee are Scott Davido (Chairman), William Montgoris and Walter Salmon, all of whom are Independent Directors. It is anticipated that, if re-elected, John Mentzer, an Independent Director, will replace Walter Salmon as the third member of the Audit Committee upon Mr. Salmon’s retirement from the Board at the Annual Meeting. The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements and internal controls of the Company. The Audit Committee’s primary responsibilities and duties are (i) to monitor the integrity of the Company’s financial process and systems of internal controls regarding finance, accounting and legal compliance, (ii) to select, retain, terminate, determine compensation and oversee the work of the Company’s independent registered public accounting firm, (iii) to ensure the independence and monitor the performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditing department, (iv) to provide an avenue of communication between the independent registered public accounting firm and the Company’s internal auditing department, and (v) to provide an avenue of communication among the independent registered public accounting firm, management, the Company’s internal auditing department and the Board. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and duties, and it has direct access to the independent registered public accounting firm as well as anyone in the Company. The Audit Committee has the ability to engage, at the Company’s expense, independent counsel and other advisers as it determines necessary to carry out its duties. The Audit Committee met thirteen times in 2005. The Audit Committee Report begins on page 22.

Audit Committee Charter. The Audit Committee’s Charter is available on the Company’s website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Audit Committee Charter.”

Audit Committee Financial Expert. The Board has determined that Messrs. Davido, Montgoris and Salmon are Audit Committee Financial Experts, as that term is defined by the SEC.

Compensation Committee

In General. The members of the Compensation Committee are Michael Glazer (Chairman), John Mentzer, Margaret Monaco, and Sharon Mosse, all of whom are Independent Directors. The primary function of the Compensation Committee is to administer the cash salary, bonus and other incentive compensation programs for the executive officers of the Company. The Compensation Committee met five times in 2005. The Compensation Committee Report begins on page 12.

Compensation Committee Charter. The Compensation Committee’s Charter is available on the Company’s website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Compensation Committee Charter.”

Corporate Governance and Nominating Committee

In General. The members of the Corporate Governance and Nominating Committee are John Mentzer (Chairman), Scott Davido, Michael Glazer, Margaret Monaco, William Montgoris and Walter Salmon, all of whom are Independent Directors. The Corporate Governance and Nominating Committee’s primary functions are (i) to maintain and review the Governance Guidelines and propose changes to the Governance Guidelines as corporate governance developments warrant, (ii) to consider any Director candidates recommended by shareholders, (iii) to identify, recruit and recommend potential candidates for nomination as Directors to the Board and to nominate Directors for membership on Board committees, (iv) to evaluate the overall performance of the Board, and (v) to report annually to the Board on the status of the Chief Executive Officer’s succession plan. The Corporate Governance and Nominating Committee assists the Board in fulfilling its corporate governance and oversight responsibilities by reviewing corporate governance issues that may be brought before the Board, by exercising oversight over the Governance Guidelines, by nominating qualified individuals as Directors and reviewing their performance, and by reviewing applicable laws and regulations related to corporate governance matters. Annually, the Corporate Governance and Nominating Committee evaluates the overall performance of the Board and the Governance Guidelines. Periodically, the Corporate Governance and Nominating Committee reviews the compensation paid to the Directors. The Corporate Governance and Nominating Committee met three times during 2005.

Corporate Governance and Nominating Committee Charter. The Corporate Governance and Nominating Committee’s Charter is posted on the Company’s website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “CG&NC Charter”.

Evaluation of the Chairman, the Board and Individual Directors. The Corporate Governance and Nominating Committee is responsible for establishing the evaluation criteria and implementing the process for the annual evaluation of the Chairman, the Board and the individual Directors. Each Director evaluates the Chairman, the Board and the other Directors. With respect to the Chairman and the Board, the evaluations are of the Chairman and the Board’s overall performance as a whole and specifically review areas in which the Board believes a better contribution could be made. The results of the evaluations of the Board and the Chairman are reported to the entire Board by the Lead Independent Director. With respect to the evaluation of individual Directors, the purpose of the evaluation is to increase the corporate governance effectiveness of the Board, not to target individual Directors. The results of the individual Director evaluations are communicated to the respective Directors by the Lead Independent Director and, in the case of the Lead Independent Director, by outside counsel.

Evaluation of the Guidelines, Committee Charters, Corporate Governance Policies and Related Party Transactions. With input from the other Directors, the Corporate Governance and Nominating Committee reports annually to the Board on its evaluation of the Governance Guidelines, the committee charters, any other corporate governance policies, and any related party transactions (transactions involving the Company and any executive officer, Director, employee or their affiliates and immediate families).

Director Qualifications; Process for Identifying and Evaluating Nominees. Nominees for Director must possess the following minimum qualifications: broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment, and a willingness to devote adequate time to Board duties. The Corporate Governance and Nominating Committee is responsible for assessing the appropriate balance of skills and qualifications required of Directors. In identifying and evaluating nominees for Director, including nominees recommended by shareholders, the Corporate Governance and Nominating Committee will implement such process as it deems appropriate including, in its sole discretion, retaining a third party or third parties to identify or evaluate or assist in identifying or evaluating potential nominees. However, at a minimum, each nominee for Director must (i) meet the minimum qualifications set forth above, (ii) have at least one interview with the Corporate Governance and Nominating Committee and with any other Board member who requests an interview, and (iii) complete and sign the Company’s Director Questionnaire in a form deemed appropriate by the Board prior to his or her nomination to the Board. Each Director must no less than annually complete and sign a Director Questionnaire in a form deemed appropriate by the Board. In the event any information contained on a Director’s most recent Director Questionnaire becomes incomplete or inaccurate, it is the responsibility of the Director to provide complete and accurate information to the Corporate Governance and Nominating Committee within thirty days. When formulating its Director recommendations, the Corporate Governance and Nominating Committee will also consider any advice and recommendations offered by the Company’s Chief Executive Officer and any other members of the Board.

Consideration of Shareholder Nominees. When formulating its Director recommendations, the Corporate Governance and Nominating Committee will also consider any written recommendations received from shareholders of the Company identifying the nominee and stating his or her qualifications. The Corporate Governance and Nominating Committee evaluates all nominees for Director in the same manner regardless of the source of the recommendation. For the Annual Meeting of Shareholders in 2007, recommendations for Director nominees must be submitted in writing by January 5, 2007 to the Corporate Governance and Nominating Committee, c/o Michael E. McCreery, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, and must include the names of such nominees, together with their qualifications for service as a Director of the Company.

Succession Planning. The Governance Guidelines require (i) the Corporate Governance and Nominating Committee to make an annual report to the Board on emergency as well as expected Chief Executive Officer succession planning and (ii) the Chief Executive Officer to prepare, on a continuing basis, a short-term succession plan which delineates a temporary delegation of authority to certain officers of the Company, if all or a portion of the executive officers of the Company should unexpectedly become unable to perform their duties. The short-term succession plan will be in effect until the Board has the opportunity to consider the situation and take action, when necessary.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for serving on the Board. Directors who are not full-time employees of the Company receive the following compensation:

Annual Retainer. Directors receive a $30,000 Annual Retainer, which is earned and paid pro rata over their term at the beginning of each month. The Annual Retainer is intended to compensate the Director for attendance at regularly scheduled quarterly Board meetings, as well as periodic consultation and participation in teleconference meetings held for periodic Board updates.

Lead Independent Director Retainer. In addition to the Annual Retainer, the Lead Independent Director receives a $70,000 Lead Independent Director Retainer, which is earned and paid pro rata over his or her term at the beginning of each month. The Lead Independent Director Retainer is intended to compensate the Lead Independent Director for the additional duties set forth in the Governance Guidelines.

Special Board Meeting Fee. Directors receive a Special Board Meeting Fee of $1,500 per meeting for their preparation and attendance at special meetings of the Board (may be by teleconference) called for the purpose of specific actions by the Board (consents, resolutions, etc.) and held at times other than in conjunction with regular quarterly meetings of the Board. No additional meeting fee is to be paid for attendance at regular quarterly board meetings.

Committee Meeting Fees. Directors receive (a) a Regular Committee Meeting Fee of $1,000 per meeting for their preparation and attendance at regular quarterly meetings of the Committees on which they serve, and (b) a Special Committee Meeting Fee of $1,000 per meeting for (i) their preparation and attendance at Committee meetings (may be by teleconference) called for the purpose of specific actions by their Committees (consents, resolutions, etc.) and held at times other than in conjunction with regular quarterly meetings of their Committees, and (ii) their preparation and attendance at “ad hoc” Board Committee assignments held at times other than in conjunction with regular quarterly meetings of their Committees or the Board.

Committee Chairman Fees. The Chairman of the Audit Committee receives a Committee Chairman Fee of $6,000 per year and the Chairmen of the Compensation and Corporate Governance and Nominating Committees receive a Committee Chairman Fee of $4,000 per year. The Committee Chairman Fee is earned and paid pro rata over the Chairman’s term at the beginning of each month.

Stock Options and Restricted Stock Grants. Upon their initial election to the Board on August 24, 2001, Messrs. Davido, Glazer, Mentzer and Salmon were granted options to purchase 30,000 shares of the Company’s common stock in three equal groupings with per share exercise prices of $9.17, $10.00 and $10.83, respectively. Those options vest 25% of each grouping per year over four years from the date of grant and will expire if not exercised ten years from the date of grant.

Upon their election to the Board, Ms. Monaco, Mr. Montgoris and Ms. Mosse were granted options to purchase 30,000 shares of the Company’s common stock with an exercise price equal to the average high and low prices of the Company’s common stock for the five trading days prior to the date the Director was elected to the Board (the “Base Options”). The exercise price of Ms. Monaco’s and Mr. Montgoris’ Base Options was $25.00 and of Ms. Mosse’s Base Options was $22.80. The Base Options will vest 25% per year over four years from the date of grant and will expire if not exercised within ten years from the date of grant.

The options and their exercise prices reflected above have been adjusted for the 3-for-2 stock split on August 19, 2005.

The current Governance Guidelines provide as follows:

Initial Grant. Upon a Director’s initial election to the Board, the Director will be granted, at the Director’s election, either (a) stock options to purchase the Company’s common stock with an exercise price equal to the average high and low prices of the Company’s common stock for the five trading days prior to the date the Director is elected to the Board, or (b) restricted shares of the Company’s common stock, in either case valued at $50,000 based on the Black Scholes Pricing Model (the “Initial Grant”). The Initial Grant will vest 25% per year over four years from the date of grant and will expire if not exercised within seven years from the date of grant.

Reelection Grant. Upon a Director’s reelection to the Board, the Director will be granted restricted shares of the Company’s common stock valued at $100,000 based on the Black Scholes Pricing Model (the “Reelection Grant”). The Reelection Grant will vest, on a cliff basis, three years from the date of grant and will expire if not exercised within seven years from the date of grant.

A Director will forfeit any unvested Initial Grant and Reelection Grants if the Director ceases to be a Director at any time prior to their vesting date other than due to (i) the fact that the Director’s age prohibits the Director from serving as a Director, (ii) death, or (iii) permanent disability (as determined by the Board), at which time the unvested Initial Grant and Reelection Grants will fully vest.

Restricted Stock; Deferred Stock Units. Under the Company’s 2003 Non-Employee Director Equity Compensation Plan, a Director may elect to receive the Annual Retainer, the Lead Independent Director Retainer, the Committee Chairman Fee and such other compensation as the Board may deem appropriate, as the case may be, either (a) in restricted stock, deferred stock units, (“DSU”), cash, or a combination of restricted stock, deferred stock units and cash at the time that such compensation is earned, or (b) in cash or restricted stock at a later date. Any issuance of restricted stock in lieu of cash will be made by the Company on such terms and conditions as the Board may establish. In any event, in order to receive restricted stock, a Director must, at a minimum, (a) notify the Company of his or her election to receive restricted stock by executing an applicable Election Form, and (b) execute a Shareholder Agreement by which the Director agrees not to sell any of the restricted stock until the Director leaves the Board.

Each DSU is equal in value to a share of Company stock, but does not have voting rights. Individuals do not have investment power with respect to DSUs. The number of DSUs credited to a Director’s account will be adjusted, as appropriate, to reflect any stock split, any dividend paid in cash and any dividend payable in shares of Company stock. At the election of the Director upon termination of his or her service as a Director, the DSUs will be distributed to the Director either (i) in cash, or (ii) in shares of Company stock.

Reimbursement of Expenses. Directors are reimbursed for actual expenses they incur while attending, or otherwise participating in, Board meetings, Board Committee meetings and “ad hoc” committee assignments.

Health Benefits. The Company has made arrangements with its medical provider to offer medical and dental coverage to the Directors and their eligible family members. The cost to the Directors will be the same premiums the Company’s active employees pay through their payroll deductions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

There were no transactions between the Company and any Director or nominee for election as a Director during 2005.

Certain Business Relationships

Other than those related to their employment with the Company in the case of employee Directors James R. Scarborough and Michael E. McCreery, there were no business relationships between the Company and any Director during 2005.

COMPENSATION COMMITTEE REPORT

Compensation Policies for Executive Officers

In General. The Compensation Committee of the Board (the “Committee”) is comprised of the four Directors listed below, all of whom are Independent Directors. The Committee administers all executive officer compensation plans and approves all of the policies under which compensation is paid or awarded to the Company’s executive officers, including the Named Executive Officers. The Company’s executive officer compensation program is designed to align the interests of senior management with those of the Company’s shareholders. It is primarily intended to (i) provide appropriate incentives designed to aid in ensuring the accomplishment of the Company’s performance and financial objectives, (ii) help ensure that the Company is able to attract, motivate and retain top-quality management personnel, and (iii) ensure that an appropriate portion of executive officer compensation is variable and dependent upon the accomplishment of specific performance and financial objectives as well as increases in shareholder value.

The Company’s basic compensation program for executive officers currently consists of the following three elements:  (i) base salary (“Base Salary”), (ii) pay for performance (“Incentive Bonus”) and (iii) long-term performance based incentives including stock options, restricted stock, performance shares, and other performance based stock unit vehicles (“Equity Incentive Awards”). It is the philosophy of the Committee to allocate a significant portion of compensation to variable performance-based compensation in order to reward executive officers for high achievement. As described below, each element of the Company’s executive compensation program has a somewhat different purpose. To enable the Company to obtain tax deductions for the full amount of performance-based compensation and awards under pertinent tax law, the Company’s shareholders approved the material terms of performance goals for the five-year period between the 2004 and 2009 annual meetings at the 2004 Annual Meeting.

The Committee believes that its principal responsibility is to incentivize and reward executive officer performance that will lead to long-term enhancement of shareholder value. Therefore, the Committee’s judgments regarding executive officer compensation in 2005 were primarily based upon the Committee’s assessment of each executive officer’s leadership performance and potential to enhance long-term shareholder value, rather than short term changes in the Company’s stock price.

Key factors affecting the Committee’s judgments included the nature and scope of the executive officer’s responsibilities and his or her effectiveness in leading the Company’s initiatives to successfully increase customer satisfaction, enhance Company growth, and propose, implement and ensure compliance with Company policies. The Committee also considered the compensation practices and performances of other major corporations that are most likely to compete with the Company for the services of executive officers. Based upon all factors which it considered relevant, the Committee considered it appropriate, and in the best interest of the shareholders, to set the overall level of the executive officer Base Salary, Incentive Bonus and Equity Incentive Awards in order to enable the Company to continue to attract, retain and motivate the highest level of executive officer leadership possible.

Base Salary. Base Salaries for executive officers are based upon a combination of factors including past individual performance, competitive salary levels, and the individual’s potential for making significant contributions to future Company performance.

Incentive Bonuses. Incentive Bonuses for executive officers and other key employees of the Company and its subsidiaries are determined annually and paid under the Company’s Bonus Incentive Plan. The Committee selects employees eligible to participate in the Bonus Incentive Plan. Each year, the Committee determines the specific annual bonus for each executive officer of the Company. Incentive Bonuses under the Bonus Incentive Plan are based on (i) the Company’s Pre-Tax Income and (ii) the Company’s comparable stores sales increases versus a designated comparator group, or some combination of those business criteria. Normal Incentive Bonus amounts paid can range from 0% up to 180% of Base Salary based upon actual results, subject to certain adjustments specified by the Committee in writing. Incentive Bonuses are paid as soon as practicable following these determinations, except that the Committee may require deferral of, or may permit a participant to elect to defer, all or part of his or her Incentive Bonus.

Equity Incentive Awards. Equity Incentive Awards are long-term performance awards and are an important performance-based component of senior executive compensation. Equity Incentive Awards are granted under the Company’s Amended and Restated 2001 Equity Incentive Plan (the “Plan”), which was designed to motivate executive officers and other key employees to contribute to the long-term growth of shareholder value. This approach is designed to encourage the creation of long-term shareholder value since the full benefit of such awards cannot be realized unless the stock price exceeds the exercise price. All Equity Incentive Awards are made under the Plan. Awards under the Plan can include, but are not be limited to, one or more of the following types, either alone or in any combination thereof: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance shares or units, or (vi) other stock-based awards.

Perquisites. The Company provides its Named Executive Officers with perquisites that the Company believes are reasonable, competitive and consistent with the Company’s overall executive compensation plan. These perquisites include an automobile allowance and a financial planning allowance.

Other Compensation.  The Committee reviewed the Company’s executive retirement plans and the methods by which benefits are earned under the plans. The Committee found the plans to be appropriate components of the Company’s executive officer compensation program.

Policy on Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders.) The Committee’s policy is to design compensation programs that further the best interests of the Company and its shareholders and that preserve the tax deductibility of compensation expenses. Incentive Bonuses paid to executive officers under the Company’s Bonus Incentive Plan and stock options and Performance Shares granted under the Company’s Amended and Restated 2001 Equity Incentive Plan are designed to qualify as performance-based compensation.

Basis for Chief Executive Officer Compensation

The compensation policies described above applied to the compensation of Mr. Scarborough in 2005. The Committee is directly responsible for making recommendations to the Board for approval of his salary level. The overall compensation package of Mr. Scarborough is designed to recognize the fact that he bears primary responsibility for effective management and operation of the Company’s business, the development of a successful business plan, the implementation of changes in long-term strategy initiatives to lay the foundation for the Company’s stable and steady growth and for increasing shareholder value. Accordingly, a substantial portion of his compensation is incentive-based, providing greater compensation as the direct and indirect financial measures of shareholder value increase.

For 2005, Mr. Scarborough earned $990,385 in Base Salary and was awarded a $772,950 Incentive Bonus. On March 17, 2006, the Committee awarded Mr. Scarborough 55,500 stock appreciation rights and 19,500 performance shares based on his responsibilities, prior year performance and Base Salary. The specific basis for the Committee’s determinations regarding Mr. Scarborough’s compensation in 2005 included the Company’s performance for the 2005 fiscal year, his leadership role in the strategic repositioning of the Company’s assets in 2005, including, but not limited to, his significant efforts leading up to the Company’s acquisition of B.C. Moore & Sons, Incorporated in February of 2006, and his commitment to shaping an agenda to enhance long-term shareholder value. Mr. Scarborough’s Base Salary was raised to $1,000,000 effective April 3, 2005 and will remain unchanged in fiscal 2006.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or an employee of the Company or its subsidiaries. No executive officer of the Company serves on any other boards of directors with any of the Company’s Directors other than the Company’s Board.

Conclusion

In order to ascertain that compensation levels of executive officers are generally reasonable and competitive, the Committee reviews compensation surveys and certain publicly available compensation information disclosed by comparable companies and other retailers in their proxy statements and retains the services of outside compensation consultants. Through the programs described above, a significant portion of the Company’s executive officers’ compensation is linked directly to performance. The Committee believes that existing compensation policies and programs are competitive and effectively align executive officer compensation with the Company’s goal of maximizing the return to shareholders.

The foregoing Compensation Committee Report is provided by the following Directors, who constitute all of the members of the Compensation Committee:

Michael L. Glazer (Chairman)	Margaret T. Monaco
John T. Mentzer	Sharon B. Mosse

EXECUTIVE COMPENSATION

The following table set forth information concerning compensation for the last three fiscal years for services rendered by: (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company at January 28, 2006 (together with Mr. Scarborough, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus $ (1)	Other Annual Compensation ($) (2)	Stock Awards (3)	Securities Underlying Stock Options (#) (4)	All Other Compensation ($) (5)

James R. Scarborough	2005	990,385	772,950	197,332	-	47,275	4,025
Chairman,	2004	930,769	486,638	163,355	-	-	2,622
Chief Executive Officer	2003	850,000	318,750	142,832	-	-	2,622

Michael E. McCreery	2005	441,154	298,101	95,333	-	12,117	4,255
Executive Vice President and	2004	415,385	188,679	82,396	-	-	3,989
Chief Financial Officer	2003	375,000	121,875	70,205	-	-	3,030

Dennis E. Abramczyk	2005	331,154	172,626	70,227	-	6,952	3,120
Executive Vice President,	2004	312,115	107,573	64,955	-	-	2,951
Chief Operating Officer of	2003	300,000	75,000	58,410	-	-	2,838
Peebles Division

Cynthia S. Murray (6)	2005	387,115	200,967	100,286	-	8,277	1,293
Executive Vice President,	2004	180,289	114,031	176,051	15,000	90,000	279
Chief Merchandising Officer of
Stage Division

Ernest R. Cruse	2005	339,462	177,779	127,478	-	7,284	2,680
Executive Vice President,	2004	328,077	112,695	66,362	-	-	1,669
Store Operations	2003	320,000	80,000	67,302	-	-	1,628

______________________________

(1)
Salary and bonus amounts include any amounts deferred under the Executive Deferred Compensation Plan. Amounts reflect bonuses earned during the fiscal year covered (and paid during the subsequent fiscal year). In the case of Ms. Murray, the 2004 amount also includes a $50,000 bonus paid upon commencement of her employment with the Company.

(2)
The 2005 amounts disclosed in this column include deferred compensation matching contributions of $178,242 for Mr. Scarborough, $75,872 for Mr. McCreery, $52,182 for Mr. Abramczyk, $62,579 for Ms. Murray and $58,611 for Mr. Cruse.

The 2004 amounts disclosed in this column include (i) deferred compensation matching contributions of $143,706 for Mr. Scarborough, $62,405 for Mr. McCreery, $44,058 for Mr. Abramczyk, $38,215 for Ms. Murray and $46,103 for Mr. Cruse, (ii) moving expense of $83,743 for Ms. Murray, and (iii) gross up of taxes of $44,501 for Ms. Murray.

The 2003 amounts disclosed in this column include deferred compensation matching contributions of $118,889 for Mr. Scarborough, $51,554 for Mr. McCreery, $39,366 for Mr. Abramczyk and $42,026 for Mr. Cruse.

Perquisites provided to any named Executive Officer did not exceed the lesser of either $50,000 or 10% of total annual salary and bonus reported for the Named Executive Officer.

(3)	Represents shares of restricted stock with a three-year cliff vesting on August 2, 2007. Dividends will not be paid on the restricted stock until it has been issued.

(4)	Excludes performance shares granted under the Company’s Amended and Restated 2001 Equity Incentive Plan.

(5)	Amounts shown reflects premiums paid for life insurance.

(6)	Ms. Murray’s employment with the Company began on August 2, 2004 at a Base Salary of $375,000.

STOCK OPTIONS

Stock Option Granted During 2005

The following tables provides information, for the Named Executive Officers, on stock options granted during fiscal 2005; on previously granted stock options exercised during fiscal 2005; and on stock option holdings as of January 28, 2006:

STOCK OPTIONS GRANTED IN 2005

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise Price per Share	Expiration Date	Grant Date Present Value(1)

James R. Scarborough	47,275	11.6%	$25.51	3/30/2012	$387,655
Michael E. McCreery	12,117	3.0%	$25.51	3/30/2012	$99,359
Dennis E. Abramczyk	6,952	1.7%	$25.51	3/30/2012	$57,006
Cynthia S. Murray	8,277	2.0%	$25.51	3/30/2012	$67,871
Ernest R. Cruse	7,284	1.8%	$25.51	3/30/2012	$59,729

(1)
This estimated hypothetical value is based on a Black Scholes option pricing model. The Company used the following assumptions in estimating this value: expected option life, 4 years; forfeiture rate, 15.85%; risk-free rate of return, 3.8%; expected volatility, 33.9%; and expected dividend yield, 0.0%.

AGGREGATED STOCK OPTIONS EXERCISED IN 2005,
AND JANUARY 28, 2006 STOCK OPTION VALUES

Name of Executive	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Stock Options at 1/28/2006 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Stock Options at 1/28/2006 ($) (2) Exercisable/ Unexercisable

James R. Scarborough	112,500	$2,337,720	1,499,999/ 47,275	29,452,105/ 201,864

Michael E. McCreery	75,002	$1,452,987	159,939/ 12,117	3,163,563/ 51,740

Dennis E. Abramczyk	18,750	$409,374	37,500/ 6,952	726,188/ 29,685

Cynthia S. Murray	-	-	22,500/ 75,777	137,025/ 446,418

Ernest R. Cruse	56,250	$1,025,955	-/ 7,284	-/ 31,103

(1)	Value realized is based upon the fair market value of the common stock at the exercise date minus the exercise price and before income taxes payable as a result of the exercise.

(2)	Value is based upon the closing price of the common stock on January 27, 2006 of $29.78 minus the average exercise price.

CONTINGENT LONG-TERM PERFORMANCE SHARE AWARDS IN 2005

In 2005, the Named Executive Officers were awarded an aggregate of 28,612 performance shares based on each executive’s responsibilities, prior year performance, and Base Salary. The following table provides information concerning the performance shares awarded to the Named Executive Officers in 2005:

Name of Executive	Number of Performance Shares (1)	Performance Period (1)
James R. Scarborough	16,515	2005 to 2008
Michael E. McCreery	4,233	2005 to 2008
Dennis E. Abramczyk	2,428	2005 to 2008
Cynthia S. Murray	2,892	2005 to 2008
Ernest R. Cruse	2,544	2005 to 2008

_______________________________

(1)
The performance shares have a three-year performance period commencing on January 31, 2005 and ending on January 31, 2008. The payout of the performance shares is contingent upon the relative performance of the value of the Company’s common stock versus a designated comparator group over the three-year period. Depending on actual shareholder return performance at the end of the three year performance period, the actual aggregate number of shares that could be issued ranges from zero to a maximum of two times the amount reflected. Performance shares earned for a given performance period will only be issued to a participant following the Compensation Committee’s review and certification of the actual performance results for the applicable performance period.

STOCK PRICE PERFORMANCE GRAPH

The annual changes for the period shown in the following graph are based on the assumption that $100 had been invested in Stage Stores stock, the S&P 500 Stock Index and the S&P 500 Retail Index on August 30, 2001 (the first day of trading after Stage Stores emerged from bankruptcy on August 24, 2001) and that all quarterly dividends were reinvested at the average of the closing prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on January 27, 2006 (the last trading date in fiscal 2005). The calculations exclude trading commissions and taxes.

Date	Stage Stores, Inc.	S&P 500 Index	S&P 500 Retail Index
	■	●	▲
8/30/2001	$100.00 (1)	$100.00	$100.00
2/1/2002	$286.23	$94.71	$110.37
1/31/2003	$192.27	$72.22	$78.95
1/30/2004	$343.22	$95.46	$117.11
1/28/2005	$410.06	$98.85	$133.46
1/27/2006	$473.64	$108.34	$143.92

(1)	Based upon $6.29 closing price on first day of trading after bankruptcy emergence as provided by the Pink Sheets.

EMPLOYMENT AGREEMENTS

In General. The Company has Employment Agreements (the “Agreements”) with James Scarborough, Michael McCreery, Dennis Abramczyk, Cynthia Murray and Ernest Cruse (individually an “Executive” and collectively, the “Named Executive Officers”). Under the terms of the respective Agreements, Mr. Scarborough is employed as Chairman of the Board and Chief Executive Officer; Mr. McCreery is employed as Executive Vice President and Chief Financial Officer; Mr. Abramczyk is employed as Executive Vice President and Chief Operating Officer of the Peebles Division; Ms. Murray is employed as Executive Vice President and Chief Merchandising Officer of the Stage Division; and Mr. Cruse is employed as Executive Vice President, Store Operations. The Agreements provide for a Base Salary, as well as Incentive Compensation based upon the Company’s operating results for the applicable fiscal year and any extraordinary, unusual or non-recurring items realized or incurred by the Company during the applicable fiscal year deemed appropriate by the Board. The Agreements also provide for perquisites such as an automobile allowance and a financial planning allowance and the Executives’ participation in all other bonus and benefit plans available to executive officers of the Company. Other than Ms. Murray, the Employment Agreements of these executive officers are included as exhibits to the Company’s 2001 and 2002 Annual Reports on Form 10-K. Ms. Murray’s Employment Agreement is attached as an exhibit to the Company’s Quarterly Report on Form 10-Q as filed August 30, 2004.

Mr. Scarborough and Mr. McCreery. The Employment Agreements of Mr. Scarborough and Mr. McCreery provide that if the Executive is terminated by the Company for Good Cause (as defined in the Agreement), he will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and he will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If he is terminated by the Company without Good Cause or terminates employment with the Company for Good Reason (as defined in the Agreement), he will be entitled to receive:  (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, (ii) an amount equal to two times (one and one-half times in the case of Mr. McCreery) the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate (as defined in the Agreement) in effect as of the date of termination, (iii) the Incentive Compensation for the fiscal year in which the termination occurs pro-rated through the date of termination, (iv) continuation of certain fringe benefits to which he is participating as of the date of termination for a period of 24 months (18 months in the case of Mr. McCreery) from the date of termination, and (v) payment of outplacement services for a period of 24 months (12 months in the case of Mr. McCreery) from the date of termination with payments not to exceed $15,000 for any 12 month period, and he will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If the Executive terminates employment with the Company without Good Reason, he will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and he will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If a Change in Control (as defined in the Agreement) occurs, and during the period beginning 3 months before and ending 24 months after the Change in Control, the Company or its successor terminates this Agreement without Good Cause or he terminates employment with the Company or its successor with Good Reason, he will be entitled to receive:  (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of the Change in Control or termination, (ii) an amount equal to three times the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate (as defined in the Agreement) in effect as of the date of the Change in Control or termination, (iii) the Incentive Compensation for the fiscal year in which the Change in Control or termination occurs pro-rated through the date of the Change in Control or termination, (iv) continuation of certain fringe benefits to which he is participating as of the date of Change in Control or termination for a period of 36 months from the date of the Change in Control or termination, (v) payment of outplacement services for a period of 24 months (12 months in the case of Mr. McCreery) from the date of the Change in Control or termination with payments not to exceed $15,000 for any 12 month period, and (vi) continuation of the financial planning allowance for a period of 36 months from the date of the Change in Control or termination, and all his stock options, warrants or similar rights in the Company will immediately become fully and completely vested and exercisable as of the date of the Change in Control or termination and the Company or its successor shall be obligated to compensate him for any options or rights he does not exercise within 60 days of the date of the Change in Control or termination at the price and in the manner described in the Agreement. If any payment to the Executive subjects him to any excise tax, the Company shall pay him a gross-up payment to compensate him for the amount of the excise taxes.

Mr. Abramczyk, Ms. Murray and Mr. Cruse. The Employment Agreements of Mr. Abramczyk, Ms. Murray, and Mr. Cruse provide that if the Executive is terminated by the Company for Good Cause (as defined in the Agreements), the Executive will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and the Executive will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If the Executive is terminated by the Company without Good Cause or terminates employment with the Company for Good Reason (as defined in the Agreement), the Executive will be entitled to receive: (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination; (ii) an amount equal to one times the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate (as defined in the Agreement) in effect as of the date of termination; (iii) the Incentive Compensation for the fiscal year in which the termination occurs pro-rated through the date of termination; (iv) continuation of certain fringe benefits to which the Executive is participating as of the date of termination for a period of 12 months from the date of termination; and (v) payment of outplacement services, not to exceed $15,000, for a period of 12 months from the date of termination, and the Executive will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If the Executive terminates employment with the Company without Good Reason, the Executive will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and the Executive will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination. If a Change in Control (as defined in the Agreement) occurs and Executive is not employed with the Company or its successor thereafter, the Executive will be entitled to receive: (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of the Change in Control or termination; (ii) an amount equal to two times the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate (as defined in the Agreement) in effect as of the date of the Change in Control or termination; (iii) the Incentive Compensation for the fiscal year in which the Change in Control or termination occurs pro-rated through the date of the Change in Control or termination; (iv) continuation of certain fringe benefits to which the Executive is participating as of the date of Change in Control or termination for a period of 24 months from the date of the Change in Control or termination; (v) payment of outplacement services, not to exceed $15,000, for a period of 12 months from the date of the Change in Control or termination; and (vi) continuation of the financial planning allowance for a period of 12 months from the date of the Change in Control or termination, and all stock options, warrants or similar rights of the Executive in the Company will immediately become fully and completely vested and exercisable as of the date of the Change in Control or termination and the Company or its successor shall be obligated to compensate the Executive for any options or rights the Executive does not exercise within 60 days of the date of the Change in Control or termination at the price and in the manner described in the Agreement. If any payment to the Executive subjects the Executive to any excise tax, the Company shall pay to the Executive a gross-up payment to compensate the Executive for the amount of the excise taxes.

RETIREMENT BENEFITS

Deferred Compensation Plans

The Company has two deferred compensation plans (the “Deferred Compensation Plans”) which provide executives, certain officers and key employees of the Company with the opportunity to participate in unfunded, deferred compensation programs that are not qualified under the Internal Revenue Code of 1986, as amended (the “Code”). Generally, the Code and the Employee Retirement Income Security Act of 1974, as amended, restrict contributions to a 401(k) plan by highly compensated employees. The Deferred Compensation Plans are intended to allow participants to defer income on a pre-tax basis. Under the Deferred Compensation Plans, participants may defer up to 50% of their base salary and up to 100% of their bonus and earn a rate of return based on actual investments chosen by each participant. The Company has established grantor trusts for the purposes of holding assets to provide benefits to the participants. For the plan involving the executive officers and certain other officers, the Company will match 100% of each participant’s contributions, up to 10% of the sum of their base salary and bonus. For the plan involving other key employees, the Company currently matches 50% of each participant’s contributions, up to 6% of the participant’s compensation offset by what contribution the Company makes to the participant’s 401(k) account, if any. For both plans, Company contributions are vested 100%. In addition, the Company may, with approval by the Board of Directors, at its sole discretion, make an additional employer contribution in any amount with respect to any participant as is determined in its sole discretion. The Company’s matching contribution expense for the Deferred Compensation Plans was approximately $1.1 million, $1.0 million, and $0.7 million for 2005, 2004 and 2003, respectively.

401(k) Savings Plans

The Company has a contributory 401(k) savings plan (the “401(k) Plan”) covering substantially all qualifying employees. Under the 401(k) Plan, participants may contribute up to 25% of their qualifying earnings, subject to certain restrictions. The Company currently matches 50% of each participant’s contributions, limited up to 6% of each participant’s compensation under the Plan. The Company may make discretionary bi-weekly matching contributions during the year. The Company’s matching contributions expense for the 401(k) Plan were approximately $1.1 million in 2005, $1.0 million in 2004, and $0.8 million in 2003.

Frozen Defined Benefit Plans

The Company sponsors a defined benefit plan, which covered substantially all employees who had met eligibility requirements and were enrolled prior to June 30, 1998. This plan was frozen effective June 30, 1998. In connection with the acquisition of Peebles Inc., the Company acquired the Employees Retirement Plan of Peebles Inc., which covers certain participants who, in 1997, had reached certain age and years of service requirements. This plan was closed to new participants at February 1, 1998. Benefits for both plans (the “Retirement Plans”) are administered through a trust arrangement, which provides monthly payments or lump sum distributions. Benefits under the plans were based upon a percentage of the participant’s earnings during each year of credited service. Any service after the date the plans were frozen will continue to count toward vesting and eligibility for normal and early retirement for existing participants.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of the three Directors listed below, all of whom the Board has determined are Independent Directors. As described in “Information Relating to the Board of Directors and Committees-Audit Committee” and in the Audit Committee Charter posted on the Company’s website, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements and internal controls of the Company by the Company’s independent registered public accounting firm. Management of the Company prepares financial statements, establishes the system of internal controls, and assesses the effectiveness of the Company’s internal control over financial reporting. The Audit Committee met thirteen times in 2005.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee met regularly with Deloitte & Touche LLP and the Company’s internal audit staff, with and without management present, to discuss the results of their audits, management’s assessment of the Company’s internal control over financial reporting, Deloitte & Touche’s opinions regarding the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting contained the Company’s Annual Report on Form 10-K for the year ended January 28, 2006 as filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the same Annual Report on Form 10-K related to its audits of (i) the Company’s consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

The Audit Committee discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended by Statements 89 and 90 as well as other regulations and standards (Communications with Audit Committees). The Audit Committee also discussed with internal audit and management any significant matters as a result of the internal audit work.

The Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Deloitte & Touche LLP that firm’s independence. The Audit Committee has concluded that Deloitte & Touche LLP's provision of non-audit services to the Company and its affiliates is compatible with Deloitte & Touche LLP's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2005 for filing with the SEC. The Audit Committee also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.

The foregoing report is provided by the following Directors, who constitute all of the members of the Audit Committee:

Scott Davido (Chairman)
Wiliam J. Montgoris
Walter J. Salmon

ITEM 2 - RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006

In General

The Board has approved the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006. This selection is being presented to the shareholders for their ratification. Proxies solicited by the Board will, unless otherwise directed, be voted to ratify the selection by the Board of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006. Deloitte & Touche LLP has been the Company’s independent auditors since the Company’s 2000 fiscal year. The Board has been advised by Deloitte & Touche LLP that it is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Exchange Act.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions during the meeting. For additional information regarding the Company’s relationship with Deloitte & Touche LLP, please refer to the Audit Committee Report in this Proxy Statement.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) as its independent registered public accounting firm to audit the consolidated financial statements for 2004 and 2005 and to provide various advisory, auditing, and consulting services in 2004 and 2005. The Company understands the need for the Deloitte Entities to maintain objectivity and independence in their audit of the Company’s financial statements and internal controls. The Company does not use the Deloitte Entities for internal audit work and will only use the Deloitte Entities for non-audit work when the Audit Committee concludes that the Deloitte Entities are the most appropriate provider of that service. The Audit Committee annually evaluates whether the Company’s use of the Deloitte Entities for non-audit services is compatible with the Deloitte Entities’ independence. The aggregate fees billed by the Deloitte Entities in 2004 and 2005 for these various services were as follows:

Description of Professional Service	Amount Billed
	2005	2004
Audit Fees are fees for (i) the audit of the Company’s annual financial statements, (ii) review of financial statements in the Company’s quarterly reports on Form 10-Qs, (iii) the audit of the Company's internal control over financial reporting, (iv) the attestation of Management's Report of Internal Control Over Financial Reporting and (v) for services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.	$1,248,560	$1,572,065
Audit-Related Fees in 2005 are for professional services rendered in connection with the application of financial accounting and reporting standards and acquisition related matters. Amount in 2004 relates to benefit plan audits.	$218,120	$46,500
Tax Fees are fees for compliance, tax advice, and tax planning.	-	-
All Other Fees are fees for any service not included in the first three categories.	-	-

PRE-APPROVAL POLICIES

The Audit Committee has the direct responsibility to select, retain, terminate, determine compensation and oversee the work of the Company’s independent registered public accounting firm. Pre-approval by the Audit Committee is required for any engagement of the Company’s independent registered public accounting firm and the Audit Committee has established the following pre-approval policies and procedures. Annually, the Audit Committee pre-approves services to be provided by the Company’s independent registered public accounting firm. The Audit Committee also considers the engagement of the Company’s independent registered public accounting firm to provide other services during the year. Requests for approval are submitted to the Audit Committee by the Company’s management. Requests are required to include an adequate explanation of the services in sufficient detail for the Audit Committee to determine whether the request is consistent with the SEC’s rules on auditor independence. In determining whether to approve the engagement of the Company’s independent registered public accounting firm, the Audit Committee considers whether such service is consistent with the independence of the registered public accounting firm. The Audit Committee also considers the amount of audit related fees in comparison to all other fees paid to the registered public accounting firm and reviews such comparison each year.

Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm For 2006

Deloitte & Touche LLP has been selected by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2006. Consequently, the Board has approved the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year 2006.

Your Board of Directors recommends a vote FOR the following proposal:

RESOLVED that the selection by the Audit Committee of the firm of Deloitte & Touche LLP, as independent registered public accounting firm for the Company for the fiscal year 2006, is hereby ratified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and officers (“reporting persons”) to file reports with the SEC disclosing their ownership, and changes in their ownership of the Company’s common stock. Copies of these reports must also be furnished to the Company.

Based solely upon its review of the copies of reports furnished to the Company and written representations that no other reports are required, during 2005, the Company believes that all of the Company’s Directors and officers made all required filings on a timely basis with the exception of one Form 4 reporting a single transaction filed one day late by Sharon Mosse and one Form 4 reporting a single transaction filed one day late by Cynthia Murray.

ADDITIONAL INFORMATION

Communications Between Shareholders and the Board

Shareholders may send written communications to the Board and, if applicable, to specified individual Directors, by mail, facsimile or courier to the Company’s principal executive offices. All correspondence received by the Company will be relayed to the Board or, if applicable, to the individual Director. Communications should be addressed to Michael McCreery, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, or sent by facsimile to Mr. McCreery at (713) 669-2621.

Deadline for Shareholders for Inclusion in Next Year’s Proxy Statement

Shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by the Company at the Company’s principal executive offices by January 5, 2007. Proposals should be addressed to Michael McCreery, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

For any shareholder proposal that is not submitted to the Company for inclusion in next year’s proxy statement, but is instead sought to be presented by the shareholder directly at the 2007 Annual Meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits management to vote proxies in its discretion if the Company: (1) receives written notice of the proposal before the close of business on March 21, 2007, and advises shareholders in the 2007 Proxy Statement about the nature of the matter and how management intends to vote on the matter, or (2) does not receive written notice of the proposal before the close of business on March 21, 2007. Notices of intention to present proposals at the 2007 Annual Meeting should be addressed to Michael McCreery, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.

Voting Securities

Shareholders of record at the close of business on April 5, 2006, will be eligible to vote at the Annual Meeting. The voting securities of the Company consist of its $0.01 par value common stock, of which 26,613,717 shares were outstanding on April 5, 2006. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to the Independent Inspector of Election and certain employees of the Company and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

Vote Required for Approval

The nominees receiving the eight highest vote totals (a plurality) of the votes cast at the Annual Meeting in person or by proxy will be elected as Directors. All other matters require for approval the favorable vote of a majority of shares voted at the Annual Meeting in person or by proxy. Abstentions, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker non-votes will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

Manner for Voting Proxies

The shares represented by all valid proxies received by mail, or submitted by telephone or the Internet will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:  (1) for the nominees for director named in this Proxy Statement, and (2) for ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2006. Should any matter not described above be properly presented at the Annual Meeting, the persons named in the Proxy Card will vote in accordance with their judgment.

Other Matters to be Presented

The Board knows of no other matters which may be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the Proxy Card.

Solicitation of Proxies

Proxies will be solicited on behalf of the Board by mail or in person, and all solicitation costs will be paid by the Company.  Copies of proxy material and of the Annual Report for 2005 will be supplied to holders of record, as well as to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and the Company will reimburse such holders for their reasonable expenses. Mellon Investor Services LLC has been retained to assist in soliciting proxies at a fee of $6,000 plus reasonable out-of-pocket costs.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and the Company’s 2005 Annual Report on Form 10-K are available on the Company’s website at www.stagestoresinc.com by clicking “Investor Relations”, then “SEC Filings”, then the document to be viewed or obtained. A copy of the Company’s 2005 Annual Report on Form 10-K will also be furnished without charge to shareholders beneficially or of record at the close of business on April 5, 2006, on request to Bob Aronson, Vice President, Investor Relations, at (800) 579-2302. This Proxy Statement and the Company’s 2005 Annual Report on Form 10-K are also available on the SEC’s EDGAR database at www.sec.gov.